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EXHIBIT 3.1

                             ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF

                                 SMART SMS CORP.
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    (Name of corporation as currently filed with the Florida Dept. of State)


                                  P97000048778
             -------------------------------------------------------
                   (Document number of corporation (if known))

Pursuant to the provisions of section 607.1006, Florida Statutes, this FLORIDA PROFIT CORPORATION adopts the following amendment(s) to its Articles of
Incorporation:

NEW CORPORATE NAME (if changing):

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(Must contain the word "corporation," "company," or "incorporated" or the abbreviation "Corp.," "Inc.," or "Co.") (A professional corporation must contain the word "chartered", "professional association," or the abbreviation "P.A.")

AMENDMENTS ADOPTED- (OTHER THAN NAME CHANGE) Indicate Article Number(s) and/or Article Title(s) being amended, added or deleted: (BE SPECIFIC)

Article IV is amended.
WHEREAS, the board of directors, acting pursuant to Section 607.0602, set forth the terms of the Series A Convertible Preferred Stock (the "Series A") in Articles of Amendment filed November 30, 2005; and
WHEREAS, the holders of over two-thirds of the voting power of the Series A desire to amend and restate the Certificate of Designation, Powers, Preferences and Rights of the Series A.
NOW THEREFORE, attached is the Amended and Restated Certificate of Designation, Powers, Preferences and Rights of the Series A Convertible Preferred Stock of Smart SMS Corp.

                     (Attach additional pages if necessary)

If an amendment provides for exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself: (if not applicable, indicate N/A)

N/A



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                                SMART SMS CORP.,
                              A FLORIDA CORPORATION

                      SERIES A CONVERTIBLE PREFERRED STOCK
                  as Amended and Restated on December 19, 2006

RIGHTS, POWERS, DESIGNATIONS, AND PREFERENCES

         The Series A Convertible Preferred Stock shall have the voting powers, preferences and relative, participating, optional and other special rights, qualifications, limitations and restrictions as follows:

         A. DESIGNATION AND AMOUNT. Out of the Twenty Five Million (25,000,000) shares of the Company's $.001 par value authorized Preferred Stock, Seven Hundred Twenty Nine Thousand Five Hundred One (729,501) shares shall be designated as shares of Series A Convertible Preferred Stock (the "Series A Preferred").

         B. RANK. The Series A Preferred shall be senior to the Common Stock and any other series or class of the Company's Preferred Stock.

         C.       LIQUIDATION RIGHTS.

                  (i) In the event of any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of the Series A Preferred then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any outstanding capital stock of the Company, an amount equal to Two Dollars ($2.00) per share, plus the Redemption provision (as defined below). Then, all of the assets of the Company available to be distributed shall be distributed ratably to the holders of the Series A Preferred and then to the holders of other outstanding shares of capital stock of the Company. If upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the assets to be distributed to the holders of the Series A Preferred shall be insufficient to permit the payment to the holders thereof the full preferential amount as provided herein, then such available assets shall be distributed ratably to the holders of the Series A Preferred.

                  (ii) None of the following events shall be treated as or deemed to be a liquidation hereunder:

                           (a) A merger, consolidation or reorganization of the Company;

                           (b)      A sale or other transfer of all or
                                    substantially all of the Company's assets;

                           (c) A sale of 50% or more of the Company's capital stock then issued and outstanding;

                           (d) A purchase or redemption by the Company of stock of any class; or

                           (e) Payment of a dividend or distribution from funds legally available therefor.

         D. VOTING RIGHTS. In all matters, the Series A Preferred shall have the same voting rights as the Common Stock, but on an ten-to-one basis (10:1). If the Company effects a stock split which either increases or decreases the number of shares of Common Stock outstanding and entitled to vote, the voting rights of the Series A Preferred shall not be subject to adjustment unless specifically authorized.

DIVIDENDS

         The holders of the Series A Preferred shall be entitled to receive Common Stock dividends when, as, and if declared by the directors of the Company, at the rate of $.20 per share to be paid in cash or in Market Value of the Company's common stock, whichever is greater.


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         Without prior written consent of the majority of the holders of Series
         A Preferred, so long as any shares of Series A Preferred shall be outstanding, the Company shall not declare or pay on any Junior Stock any dividend whatsoever, whether in cash, property or otherwise, nor shall the Company make any distribution on any Junior Stock, nor shall any Junior Stock be purchased or redeemed by the Company or any of its subsidiaries of which it owns not less than 51% of the outstanding voting stock, nor shall any monies be paid or made available for a sinking fund for the purchase or redemption of any Junior Stock, unless all dividends to which the holders of Series A Preferred shall have been entitled for all previous dividend periods shall have been paid or declared and a sum of money sufficient for the payment thereof and the Redemption Price (as hereinafter defined) is set apart.

CONVERSION

         The Series A Preferred shall have the following conversion rights (the "Conversion Rights"):

         A. HOLDER'S OPTIONAL RIGHT TO CONVERT. Each share of Series A Preferred shall be convertible, at the option of the holder(s), on the Conversion Basis (as set forth below) in effect at the time of conversion. Such right to convert shall commence as of the Issue Date and shall continue thereafter for a period of ten (10) years, such period ending on the tenth anniversary of the Issue Date. In the event that the holder(s) of the Series A Preferred elect to convert such shares into Common Stock, the holder(s) shall have sixty (60) days from the date of such notice in which to tender their shares of Series A Preferred to the Company.

         B. CONVERSION BASIS. Each share of Series A Preferred shall be convertible into ten (10) shares of the Company's Common Stock.

         C. MECHANICS OF CONVERSION. Before any holder of Series A Preferred shall be entitled to convert the same into shares of Common Stock, such holder shall (i) give written notice to the Company, at the office of the Company or of its transfer agent for the Common Stock or the Preferred Stock, that he elects to convert the same and shall state therein the number of shares of Series A Preferred being converted; and (ii) surrender the certificate or certificates therefore, duly endorsed. Thereupon the Company shall promptly issue and deliver to such holder of Series A Preferred a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. The conversion shall be deemed to have been made and the resulting shares of Common Stock shall be deemed to have been issued immediately prior to the close of business on the date of such notice and surrender of the shares of Series A Preferred.

         D.       ADJUSTMENTS TO THE CONVERSION BASIS.

                  (i) STOCK SPLITS AND COMBINATIONS. If at any time after the Company first issues the Series A Preferred and while any of the shares of Series A Preferred remain outstanding, if the Company shall effect a consolidation of its Common Stock or a reverse split of the Common Stock, the Conversion Basis then in effect immediately before that consolidation or reverse split shall not be adjusted. However, if at any time after the Company first issues the Series A Preferred and while any of the shares of Series A Preferred remain outstanding, if the Company shall effect a forward stock split of the Common Stock, the Conversion Basis then in effect immediately before that split shall be proportionately adjusted. Any adjustment shall become effective at the close of business on the date the forward split becomes effective.

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                  (ii)     RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. At any
                           time after the Company first issues the Series A Preferred and while any of the shares of Series A Preferred remain outstanding, if the Common Stock issuable upon the conversion of the Series A Preferred shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets), then and in each such event the holder of each share of Series A Preferred shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustments as provided herein.

                  (iii) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. At any time after the Company first issues the Series A Preferred and while any of such shares remain outstanding, if there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification, or exchange of shares), or a merger or consolidation of the Company with or into another Company, or the sale of all or substantially all of the Company's assets to any other person, then as a part of such reorganization, merger, consolidation, or sale, provision shall be made so that the holders of the Series A Preferred thereafter shall be entitled to receive upon conversion of the Series A Preferred, the number of shares of stock or other securities or property of the Company, or of the successor Company resulting from such merger or consolidation or sale, to which a holder of Series A Preferred deliverable upon conversion would have been entitled on such capital reorganization, merger, consolidation, or sale.

         E. NOTICES OF RECORD DATE. In the event of any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other Company, entity, or person, or any voluntary or involuntary dissolution, liquidating, or winding up of the Company, the Company shall mail to each holder of Series A Preferred at least 30 days prior to the record date specified therein, a notice specifying the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up is expected to become effective, and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation, or winding up.

         F. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company's Common Stock on the date of conversion, as determined in good faith by the Company's directors.

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         G.       RESERVATION OF STOCK ISSUABLE UPON CONVERSION. At such time as the Company increases its authorized capital resulting in a sufficient number of shares of Common Stock becoming available for the conversion of the Series A Preferred, the Company shall reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred, a number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred.

PROTECTIVE PROVISIONS

         Notwithstanding anything contained herein to the contrary, so long as any of the Series A Preferred shall be outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least two-thirds of the total number of shares of Series A Preferred outstanding:

         A. Alter or change the rights, preferences or privileges of the Series A Preferred by way of reverse stock split, reclassification, merger consolidation or otherwise, so as to adversely affect in any manner the voting rights including number of votes presently allowed or the conversion basis by which the shares of Series A Preferred are presently converted into shares of Common Stock.

         B.       Increase the authorized number of Series A Preferred.

         C. Create any new class of shares having preferences over or being on a parity with the Series A Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred then outstanding.

         D.       Repurchase any of the Company's Common Stock.

         E. Merge or consolidate with any other Company, except into or with a wholly-owned subsidiary of the Company with the requisite shareholder approval.

         F. Sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Company.

         G. Incur, assume or guarantee any indebtedness (other than such as may be represented by the obligation to pay rent under leases) maturing more than 18 months after the date on which it is incurred, assumed or guaranteed by the Company, except purchase money obligations, obligations assumed as part of the price of property purchased, or the extension, renewal or refunding of any thereof.

REDEMPTION

         The Series A Preferred is not subject to redemption by the Company.

REISSUANCE

         Any share or shares of Series A Preferred acquired by the Company by reason of conversion or otherwise may NOT be reissued as Series A Preferred.

SEVERABILITY OF PROVISIONS

         If any right, preference or limitation of the Series A Preferred set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

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                                 SMART SMS CORP.
                                  P97000048778

The date of each amendment(s) adoption: December 19, 2006

Effective date if applicable: December 19, 2006

The amendment was approved by the shareholders through voting groups. The number of votes cast for the amendment was sufficient for approval by Gordon Lee 75%.

/s/ Gordon F. Lee
-----------------
Gordon F. Lee
Chief Executive Officer








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